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                                                                     EXHIBIT 8.1

             [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]


                                 April 30, 1999




El Paso Energy Corporation
El Paso Energy Building
1001 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

         We are acting as your counsel in connection with the proposed acquisition by El Paso Energy Corporation ("El Paso") of Sonat, Inc. ("Sonat") pursuant to (i) the proposed merger (the "Merger") of Sonat into El Paso, whereupon El Paso will be the surviving corporation and the separate existence of Sonat will cease, or (2) the proposed alternative merger (the "Alternative Merger") of a wholly-owned subsidiary of El Paso ("Merger Sub") into Sonat, whereupon Sonat will be the surviving corporation and the separate existence of Merger Sub will cease. The Merger or Alternative Merger will be consummated pursuant to the Second Amended and Restated Agreement and Plan of Merger dated as of March 13, 1999 by and among El Paso and Sonat (the "Merger Agreement").

         El Paso has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the shares of El Paso common stock, El Paso senior cumulative exchangeable preferred stock, and El Paso depository shares to be issued to holders of shares of common stock of Sonat in connection with the Merger or Alternative Merger. In addition, El Paso has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") which is contained in and made a part of the Registration Statement, and the Annexes thereto, including the Merger
Agreement. In rendering the opinion set forth below, we have relied upon the facts and representations stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate.


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El Paso Energy Corporation
April 30, 1999
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         We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

         Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Description of Material United States Federal Income Tax Consequences," the portion of the Joint Proxy Statement captioned "Description of Material United States Federal Income Tax Consequences" is accurate in all material aspects. No opinion is expressed on any matters other than those specifically referred to herein.

         This opinion is furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                   Very truly yours,

                                                   FRIED, FRANK, HARRIS,
                                                    SHRIVER & JACOBSON


                                                    /s/ ALAN S. KADEN
                                                   ----------------------------
                                                     Alan S. Kaden